Exhibit 99.2

TRANSCRIPT

Reed’s, Inc. (OTCQX:REED) Q4 2024 Earnings Conference Call March 26, 2025 8:30 AM ET

Company Participants

Norman Snyder - CEO & Director

Douglas McCurdy - CFO & Secretary

Conference Call Participants

Sean McGowan - ROTH Capital Partners

Operator

Good morning, and welcome to Reed’s Fourth Quarter and Full Year 2024 Earnings Conference Call for the three months and 12 months ended December 31, 2024. My name is Joelle, and I will be your conference call operator for today. We will have prepared remarks from Norman E. Snyder, Reed’s Chief Executive Officer; and Doug McCurdy, Reed’s Chief Financial Officer. Following their remarks, they will take your questions. Before we begin, please take note of the company’s cautionary statement.

Today’s call will include forward-looking statements, including statements about Reed’s business plans. Forward-looking statements inherently involve risks and uncertainties and only reflect management’s view as of today, March 26, 2025, and the company is under no obligation to update them. When discussing results, the presenters may refer to non-GAAP measures, which exclude certain items from reported results. Please refer to Reed’s fourth quarter 2024 earnings release on Reed’s investor website at investor.reedsinc.com, and its Annual Report on Form 10-K for the 2024 fiscal year expected to be available on the website soon.

For definitions and reconciliations of non-GAAP measures and additional information regarding results, including a discussion of factors that could cause actual results to materially differ from forward-looking statements. I will now turn the call over to Mr. Snyder.

Norman Snyder

Thank you, operator and good morning, everyone. We appreciate you joining us today to discuss our fourth quarter and full year 2024 results. Throughout this past year, we implemented strategic initiatives to strengthen our financial and operational foundation to position Reed’s for long-term success. We reinforced our balance sheet, streamline operations and enhanced efficiencies laying the groundwork for sustained growth and profitability. While net sales declined in 2024, due to inventory production constraints, vendor credit limits and short order shipments.

Our disciplined approach to operations, new product launches and targeted investments have set the stage for a return to growth. Gross margin enhancements and shareholder value creation in 2025. Turning to the fourth quarter. A key milestone for us was the completion of a $10 million private placement, which closed on December 30, 2024. We have begun to deploy the funds this year to both build inventory levels, enhance personnel and sales and marketing resources. As previously discussed, inventory constraints have post challenges and fully meeting customer demand, particularly during the second half of 2024.

However, with the completion of our private placement and strategic debt restructuring, we now have a delevered balance sheet and enhanced financial flexibility. This capital infusion will enable us to maintain inventory at optimal levels, ensuring consistent order fulfillment rates and reducing the short order shipments that previously hindered our growth.

As we move into 2025, although the process to rebuild inventory can take approximately 60 to 90 days, today, I am pleased to share that we are well positioned to capitalize on increased retail demand drive greater operational efficiency and expand our presence across key distribution channels to build sales momentum, as we progress throughout the year. Another important development, which took place after year-end, with the appointment of Douglas McCurdy as Chief Financial Officer; and Salvatorre Vassallo as Vice President of Operations.

Doug brings extensive experience in finance, corporate strategy and capital markets having served as both the Chief Financial Officer and Chief Operating Officer for multiple early-stage growth companies. His expertise in financial management, operational scaling and strategic capital allocation will be invaluable in optimizing our cost structure and driving sustained profitability. Salv joins us with a deep background in inventory management, strategic sourcing and supply chain optimization with leadership experience at Boylan Bottling Company, Ferrero, Snapple Beverages and Henkel.

It has proven ability to enhance procurement strategies and strengthen distribution networks will be an asset to Reed’s. Together, Doug and Salv will play instrumental roles in driving operational excellence, maximizing profitability and advancing the company’s growth objectives. In addition to reinforcing our leadership team this year, we are also expanding our product portfolio with the launch of our new multifunctional soda line, this innovative lineup is formulated with organic ginger, complex Adaptogen Mushroom extracts and prebiotic fiber. Each serving contains only 5 grams of sugar, approximately 30 to 45 calories, 500 milligrams of adaptogens and 2,000 to 5,000 milligrams of organic ginger. The flavor profile includes Berry Bubbly, strawberry vanilla, lemon grass ginger and Root Beer. These beverages cater to the rising demand for health-conscious functional refreshment options and position us at the forefront of the evolving beverage market. This launch is a natural extension of our legacy, leveraging Reed’s expertise in natural plant-based ingredients to create better-for-you beverages that deliver both great taste and functional benefits.

The early response from retailers has been overwhelmingly positive, reinforced by their expansion of shelf-space dedicated to the functional and better-for-you beverage category. We have already secured over 8,000 points of distribution for this new product line which is expected to hit the shelves between April and August 2025 across key national retailers, including Sprouts, Kroger, Walgreens, Duane Reade, Hannaford, Stop & Shop and National Co+op Grocers. Looking ahead, we expect strong momentum as we roll out this product line throughout 2025.

Now turning to our fourth quarter sales and operational highlights. We experienced solid retail gains during the fourth quarter with new points of distribution secured across major retailers. We gained over 1,100 new placements across Albertsons/Safeway, for Reed’s Ginger Ale, Virgil’s Root Beer and Vanilla Cream Cans. Additionally, Flying Cauldron is now part of the national display program where sales have exceeded expectations. As we head into the summer selling season, we anticipate continued momentum. Our 4 pack — Reed’s Ginger Ale is now the #1 rent SKU and dollar sales within the expanded natural channel or the latest 52 weeks ending February 23, 2025, generating $1.9 million in sales. With a 6% market share in this category, we see substantial opportunities for further growth.

Virgil’s handcrafted cans have been added to NCG, Infra, Smart & Final, Harris Teeter, Giant Eagle, Stop & Shop with an expanded assortment launching in Sprouts after a strong 2024. This expansion brings an additional 3,000 points of distribution in 2025. We continue to transition from glass bottles to cans at key retail partners, including Whole Foods and H.E.B. This strategic shift underscores our efforts to improve delivery and handling costs on a per case basis and lower price points for consumers.

Our team successfully rotated our winter variety pack at Costco in Q4 2024 and secured commitments to expand our assortment into 2025. The winter variety pack includes Ginger Ale, Cranberry Ginger Ale and our new BlackBerry Ginger Ale. This expanded lineup features our ready-to-drink Classic Mules set to launch in Costco clubs across Los Angeles and Hawaii starting in late April 2025.

We secured placement at Walmart for our new 7.5-ounce mini eight pack cans for both Ginger Beer and Ginger Ale, marking the first major retailer take our new mini can format. In early 2025, secondary placements surged with a successful off-shelf completed at Sprouts, an upcoming shipper program with Kroger and a BOGO promotion at Publix, both set to launch in the second quarter of 2025. These placements are a testament to the strength of our brand and the growing demand for our premium craft beverages. As we continue to expand our distribution footprint, we are focused on ensuring that we can meet demand with improved inventory management and production efficiency.

Throughout the year, we continue to take proactive measures to streamline our distribution network, reduce input cost and improve our supply chain. These efforts have resulted in continued gross margin improvement that is currently in the low to mid-30% range quarter-to-date, driven by the optimization of our Ginger Beer formulation better pricing on key materials and supply chain improvements. Our co-packing partnerships with Battle co-packing and drink pack have strengthened our production capabilities for both bottles and cans ensuring consistent supply and mitigating freight inefficiencies. With these improvements in place, we expect to generate meaningful savings in delivering handling costs, which have already been reduced by 10% in Q4.

Additionally, our transition from glass bottles to cans across Reed’s and Virgil’s portfolio has been well received by both our retail partners and consumers, enabling us to offer more cost-effective format. We have successfully built our finished goods inventory during the current quarter, and we’ll be in a position to drive sales growth beginning in the second quarter. This increase in inventory will also contribute to improved service levels and to lower freight logistic costs improved gross margin, sales velocity and promotional sales performance.

Q1 customer orders are steady and are trending ahead of last year. During the four weeks ending February 23, 2025, the U.S. natural expanded channel as reported by SPINS, contained [8% dollar] (ph) sales and 13% unit sales growth, while IRI MULO data, which is defined as multi outlet, including grocery, convenience, drug, mass, club, dollar store military and Walmart had mixed results, although were several positive trends as we continue to see momentum in Ginger ale, as well as benefits from our continued transition from glass to cans with ginger beer.

The sales philosophy for Virgil’s is lagging as we are still working through the glass to can transition for our full sugar line. Looking ahead, our continued execution of strategic initiatives enhancing distribution, refining our cost structure and launching innovative functional products provides a solid framework for success in the evolving beverage market. We remain committed to delivering premium better-for-you beverages that resonate with consumers while driving value to our shareholders.

Before wrapping up closing remarks, our new CFO, Doug McCurdy, will cover the financial highlights for the quarter in more detail. Doug, over to you.

Douglas McCurdy

Thank you, Norman. I’m pleased to address our shareholders and prospective investors for the first time as Reed’s do CFO. I was drawn to Reed’s for its incredible brand heritage and the opportunity to return the company to sustainable growth and profitability. I’m very much looking forward to partnering with Norman and the entire Reed’s team in the journey ahead.

Turning to our results. All variance commentary is on a year-over-year basis unless otherwise noted. Net sales for the fourth quarter of 2024 were $9.7 million compared to $11.7 million in the year ago quarter. This decrease was primarily driven by short order shipments due to prior inventory constraints.

Gross profit for Q4 2024 increased to $2.9 million compared to $0.5 million for the same period in 2023. Gross margin was 30% compared to 4% in the year ago quarter. The increase was driven by one-time charges in the prior year period, including a $1.8 million non-cash packaging inventory valuation adjustment and a $1.3 million provision for product holds related to the company’s swing-lid program.

Delivery and handling costs were reduced by 10% to $1.7 million during the fourth quarter of 2024 compared to $1.8 million in the fourth quarter of 2023. Delivery and handling costs were 17% of net sales or $3 per case compared to 16% of net sales or $2.82 per case during the same period last year. Selling, general and administrative costs were $4.8 million during the fourth quarter of 2024 compared to $3.0 million in the year ago quarter. Altogether, operating expenses were $6.6 million compared to $5.4 million in the year ago period.

Operating loss during the fourth quarter improved to $3.7 million or negative $0.25 per share compared to a loss of $5.0 million or negative $1.55 per share in the fourth quarter of 2023. Modified EBITDA was negative $0.7 million in Q4 2024 compared to positive 43,000 in the year ago period. For the fourth quarter of 2024, the company used approximately $3.9 million of cash from operating activities compared to cash used of $0.2 million for the same period in 2023. This was primarily driven by higher inventory purchases compared to the year ago period.

As of December 31, 2024, the company had approximately $10.4 million of cash and $9.6 million of total debt, net of capitalized financing fees. This compares to $0.6 million of cash and $27.4 million of total debt net of capitalized financing fees at December 31, 2023.

I will now turn the call back to Norman for closing remarks.

Norman Snyder

Thanks, Doug. As I reflect on our journey over the past several years, I can’t help but feel incredibly proud of what this team has accomplished. Reed is navigated through both challenges and opportunities with resilience, creativity and a deep commitment to our mission. The foundation we’ve built financially, operationally and culturally is one I believe will support the company for years to come. With a vitalized product pipeline and meaningful growth initiatives underway, Reed’s is poised for an exciting future. Thank you to our employees, partners and shareholders for your continued belief in this company.

With that, operator, we’re ready to open the line for questions.

Question-and-Answer Session

Operator

Thank you. Ladies and gentlemen, we will now begin the question-and-answer session. [Operator Instructions] Your first question comes from Sean McGowan with Roth Capital Partners. Your line is now open.

Sean McGowan

Good morning thanks. Norman, I was wondering if you could give us a little bit more color on some of the new products that you were describing sound pretty exciting that they’ve been received pretty well so far. But where do they fit in kind of the grander scheme of what’s happening in non-alc beverage right now in the industry? Are these — are you like gravitating towards almost probiotic or what’s the plan there?

Norman Snyder

Sean, great question. I think it addresses — from my perspective, there’s three key aspects one is that, obviously, my position with what Reed’s is has been plant-based. It’s been a forefront leader in the category, premium better-for-you. And it seems like we just haven’t received that recognition across the Board, particularly from the Millennial and Gen Z consumers. So to me, this was a perfect opportunity to really introduce Reed’s and the benefits of our products to those consumers. While at the same time, retailers are just creating more and more space for this functional or modern beverage category. It’s really amazing how much they’ve cut back from both the traditional and the premium and craft segments. So there’s a lot of space opening up that, obviously we want to play in.

And if you look at where the growth is in the category, everything else is staying fairly stagnant, and this is really the fastest growing category. So it was a natural extension for us. I don’t think it’s a forced creation, but it’s an extension of who we are and rather be a prebiotic, a one-dimensional prebiotic, as you recall in my earlier comments, I called multifunctional. So we have the impact and the efficacy of ginger, which by the way, we did a lot of research, and that really resonated with this consumer group, which quite frankly, surprised me but made me very happy.

So it’s Ginger based which is a big point of difference. We have the adaptogen-based, which is a big point of difference with functionality in both gut health and cognitive energy. And then obviously, we have the prebiotic fiber. So we are not just single dimensional, but multidimensional and really playing as to who we are. And we think we have a big point of difference with that. And last but not least, these products taste great. They fit with all the current key attributes, low sugar, a low-calorie range and all the other key attributes that you’re seeing. So I think we have a best-in-class entry into this category.

Sean McGowan

Thank you. That helps. Thank you.

Operator

Your next question comes from Will Bendigo, an Investor. Your line is now open.

Unidentified Analyst

Hey, Norm. Good morning. How are you?

Norman Snyder

Good morning how are you Will?

Unidentified Analyst

Two quick questions. First one, what’s the deal with the alcohol portfolio? Is that really taken just kind of a backseat and maybe not taken off like you guys thought it would? Or unless I missed it, I didn’t hear any mention of it.

Norman Snyder

I don’t know if I’d call it a backseat. I think if you recall on earlier presentations, we decided that rather than trying to go a mile wide and an inch deep. We’re going to try to go a mile deep and an inch wide and really fell back to key retailer partners like Whole Foods and Trader Joe’s and others that Reed’s does very well, and there’s a high brand recognition. So we’ve really focused on that. However, the last half of 2024, we really struggled with billings and maintaining inventory. So unfortunately, that did fall back to the back burner. But we are gathering additional interest, this Costco rotation that’s coming up in L.A. and Hawaii is going to be huge.

And we are starting to reignite interest, particularly as the weather turns warmer and then we get into a much stronger inventory position, you’ll see that start to pick up, but the focus has really been on retailers where Reed’s done well. There is a high brand recognition. So we purposely slowed down, obviously, the inventory situation impacted that. But now we’re turning the jets back on as we build inventory, and I think you’ll see more growth coming into the warmer weather and later in 2025.

Sean McGowan

Okay. And then just picking back off that with the inventory challenges. Looking at revenue, we’re down $16 million, call it, 30% over the last two years. Do you attribute that 100% to cash constraints and lack of inventory — or what do you think the poll for Reed’s products are outside of cash constraints and inventory, is there enough pull there to really get this company going? Like do you see this as a $75 million, $100 million revenue company? Or has it just been — because I feel like every call, we are adding 10,000 new doors here and there, but the pool just hasn’t been there. So do you attribute that solely to the constraint?

Norman Snyder

Yes. I do the majority of it because the orders have been there. Like I said earlier, even our Q1 orders are slightly ahead of last year. So the orders have been there and — we’ve really — I mean, our short shipments really got to a very dangerous level where I had to go out and spend time with a lot of key retailers assuring them that a fix within process, what we are doing what were some of the causes. And my takeaway is what kept us going with a lot of these partners were the strength of both Reed’s and Virgil’s and their belief and the success they’ve had. And I think you will see the numbers come back very strong.

I mean one of the things that I watch very closely is scan data and seeing when we replenished the natural category, the expanded natural category to see strong green numbers pop up, just reinforced my belief that it was a supply chain and not really a demand issue. We had probably one of the best four-week periods we’ve ever had with Sprouts. And I believe our dollar sales were up like 50%, and our unit sales were up 100%. Now granted we had some promotional activity involved there.

But when we are able to supply and keep a steady cadence, it generates into so much momentum, including promotional activity, which by the way, we had to walk away from which, quite frankly, was a smart decision because we would have been severely penalized if we didn’t. But we walked away from a lot of promotional activity because we didn’t have the ability to fulfill it which would have been very detrimental to our relationship.

So we have to turn off a lot of things that we normally did. And like I said, this is like the sales cycle, it is like a production line, you turn it off, when you start it up, it doesn’t go back to running very efficiently, you’ve got to get there. And we see that when we get to a steady cadence, we start picking up more momentum, our velocity numbers at retail pick up, our promotional activity picks up and it just builds on itself. So I think you’ll see that coming to fruition more in the second quarter. But like I said, just what we are able to replenish inventory in the natural channel, we saw a big boost at retail.

Unidentified Analyst

All right. Last thing real quick, are you able to give any sort of guidance for this year of what your revenue targets are?

Norman Snyder

I think we are going to — we’ll do that in the next quarter. Obviously, we are believing strongly in growth — returning to growth. And the key — look at the two key things that we have to do to set the foundation, which the entire company has stayed focused on is reducing short shipments and raising our OTIF rates on time and in full to our customers. And every individual person in this company knows about that, knows where we are, knows the progress we’re making and are focused and that will lay the foundation to accomplish everything we want to. But what we expect to see is top-line growth, margin enhancement and reduction in freight logistic costs. And that’s something that we’ve been working on. We’ve been unable to accomplish, but I think you’ll see that generate positive cash flow and positive operating income.

Unidentified Analyst

Okay. Awesome. Thanks. That’s all I got. Appreciate your time.

Norman Snyder

You’re welcome.

Operator

[Operator Instructions] Your next question comes from Jack Iyer with as a Private Investor.

Unidentified Analyst

Yeah, hi. Norm Good morning. Yes. I wanted to ask about what you guys think the pathway might look like for getting off of [OTCQX and back] (ph) listed on an actively traded stock exchange. I know you guys have placed the debt and cash flow is not so much a concern — not so much a constraint having cash on hand to be able to fill the orders, the whole supply chain, half shipments, all that stuff. So with the financial metrics sounding like they’re going to be significantly improving over the next three quarters? Like have you guys given any thought to what your time line is for making a move to get relisted?

Norman Snyder

Yes. Trust me, that’s something we think about a lot. And I’ve done — I’ve actually written an internal memo and researched it. So there is — obviously, nobody — we don’t want to remain on the OTCQX, right? We want to uplift to a major exchange. And we evaluated that before we were delisted a couple of years ago and made the decision to delist because of the punitive nature of potentially raising enough equity to get to the threshold for positive net equity. Today, it’s a different story. Obviously, with the restructuring of our balance sheet, we now comply with those requirements.

And I think there’s like 4 or 5 other requirements, and we’re either there or very, very close. I think the last real key aspect is getting our stock price at the minimum level that the exchanges want and look at based on what has happened lately and I think with our continued performance, I think we can get there organically. So the question is how quickly we’ve talked to lawyers, bankers, accounts, et cetera, et cetera, everyone has their own opinion. But I think there’s just — I think the consensus that’s come back has been a couple of sustained quarters of operating performance, should get us pretty close to satisfying all the criteria. And once we do that, we’ll begin the application process to uplift. But it’s a goal that we have – we are monitoring where we are. We’ve evaluated the criteria and what we need to do. And we’ve come close on a lot of them. And we’re — we believe, like I said, after some sustained positive performance, we’ll be in a position to do that.

Unidentified Analyst

Okay. Understood. I appreciate the commentary. I have 1 other quick question that I hope you might comment on looks like SG&A was up almost $1.1 million in comparison to last year for Q4. Do you know what the primary drivers of that was?

Norman Snyder

Yes. Yes. This is kind of a burn or my saddle. It’s a combination of timing with certain things, and it’s what we’ll call our typical non-cash reserves that our auditors required to record for various things. For example, we made an investment in equipment at a co-packer and we are reverse amortizing it. So we’re getting a credit back on a per case basis. And when they sort of extrapolate what the time period is, I think it extended past our 36-month target. So they make us reserve against the whole thing.

So going forward, when we get that reverse amortization, we’ll get a credit to COGS — my position is we’re going to recover it, but they force us to take a reserve against that equipment. So there are things like that, that are non-cash frustrating for me because I don’t think they really truly indicate our financial performance, and you’ll see that in our modified EBITDA reconciliation, we take those things out. So that’s really what’s driving it. It’s not like — we’re spending more money. There’s more cash going out the door. They’re really noncash accounting adjustments.

Unidentified Analyst

Okay. Okay. That makes a lot more sense. Will they be reflected in the year-end or quarter-end financial statements where we can see the cash versus noncash?

Norman Snyder

Yes. Yes, they should be probably a note on it.

Unidentified Analyst

Okay. All right. Great. Appreciate it very much.

Norman Snyder

You’re welcome.

Operator

There are no further questions at this time. I will now turn the call over to Norm for closing remarks.

Norman Snyder

I’d like to thank everyone for participating in this morning’s earnings call as well as our employees, customers and, of course, our shareholders. We appreciate everyone’s continued support. Have a wonderful day. Thank you.

Operator

Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your lines.